Exhibit 99.1

Media Relations Contact: Brian Ziel, (831) 439-5429 brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper, (831) 439-2371

rod.cooper@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES FULL REDEMPTION OF

8% SENIOR NOTES DUE 2009

SCOTTS VALLEY, Calif. — September 20, 2006 — Seagate Technology (NYSE:STX) announced today that it has called for full redemption on October 25, 2006 (the “Redemption Date”) its 8% Senior Notes Due 2009 (the “Notes”). The aggregate principal amount of Notes issued and outstanding remains at $400 million.

The redemption price for the Notes is $1,040 per $1,000 principal amount of Notes, plus accrued interest to, but excluding, the Redemption Date. Accordingly, interest will cease to accrue on all Notes after the close of business on October 24, 2006.

A Notice of Redemption is being sent by U.S. Bank National Association, the trustee for the Notes, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information related to the procedure for redemption may be obtained from U.S. Bank National Association by calling 415-273-4512.

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

Seagate Technology Announces Full Redemption of 8% Senior Notes Due 2009

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Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed redemption of our 8% senior notes due 2009. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of conditions in the credit markets generally and, in particular, for companies in the markets in which Seagate operates. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on September 11, 2006. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.